Cover-All Technologies Inc.
                          Reports Third Quarter Results




FAIR LAWN, NJ - November 14, 2003 - Cover-All Technologies Inc. (OTC Bulletin Board-COVR.OB), a Delaware corporation ("Cover-All" or the "Company"), announced today revenues and earnings from operations for the quarter ended September 30, 2003.

Revenues for the three months ended September 30, 2003 were $1,773,000 compared to $1,465,000 in the same period in 2002, an increase of 21%. Net income (loss) for the three months ended September 30, 2003 was $32,000, or $0.00 per share, compared to $(355,000), or $(0.02) per share, in the same quarter of 2002.

For the nine months ended September 30, 2003, total revenue was $5,555,000 as compared to $4,762,000 in the same period in 2002, an increase of 16.5%. Operating income (loss) for the nine months ended September 30, 2003 was $448,000 compared to $(303,000) in the first nine months of 2002. Net income
(loss) for the nine months ended September 30, 2003 was $277,000, or $0.02 per share, compared to $(421,000), or $(0.03) per share, in the same period of 2002.

John Roblin, Chairman of the Board of Directors, President and Chief Executive Officer of the Company, stated, "We are pleased to report our fourth consecutive profitable quarter. Company net income for the third quarter was up approximately $387,000 from the third quarter of 2002. All revenue components show growth for both the quarter and for the nine months ended September 30, 2003 and we are continuing to keep tight control on expenses.

Much of our activity during the quarter centered around marketing our My Insurance Center solution set. My Insurance Center's exciting capabilities and revolutionary design are being well received in the marketplace by both existing and potential customers. Existing customers are very positive about both the new capabilities as well as Cover-All's approach that enables them to introduce My Insurance Center into their existing environments with little or no effort. These marketing initiatives have significantly increased our sales pipeline and we are focused on delivering our My Insurance Center capabilities to customers as quickly as possible.

About Cover-All Technologies Inc.

Cover-all Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry - first to deliver PC-based commercial insurance rating and policy issuance software. Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value.

With our extensive insurance knowledge, our experience and our commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at www.cover-all.com.

Cover-All, My Insurance Center (MIC) and Insurance Policy Database (IPD) are trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, delays in productivity programs and new product introductions, and other business factors beyond the Company's control. Those and other risks are described in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:

Ann Massey
Chief Financial Officer
201/794-4894
amassey@cover-all.com
---------------------

The following is a summary of unaudited operating highlights for the three and nine months ended September 30, 2003 and 2002.


                  Cover-All Technologies Inc. and Subsidiaries
                              Operating Highlights

                                              Three months ended            Nine months ended
                                                 September 30,                 September 30,
                                            -------------------------    -------------------------
                                               2003          2002           2003           2002
                                            -----------   -----------    -----------   -----------
Revenues:
     Licenses                               $    95,000   $    72,000    $   483,000   $   409,000
     Maintenance                              1,112,000     1,096,000      3,347,000     3,281,000
     Professional Services                      325,000       164,000      1,265,000       692,000
     Application Service Provider ("ASP")
       Services                                 141,000       133,000        460,000       380,000
                                            -----------   -----------    -----------   -----------

     Total Revenues                           1,773,000     1,465,000      5,555,000     4,762,000
                                            -----------   -----------    -----------   -----------

Costs and Expenses:
     Cost of Sales                              997,000     1,036,000      3,068,000     2,993,000
     Research and Development                   137,000       205,000        404,000       445,000
     Sales and Marketing                        231,000       186,000        729,000       697,000
     General and Administrative                 324,000       349,000        907,000       931,000
     Interest Expense, Net                       49,000        44,000        143,000       117,000
                                            -----------   -----------    -----------   -----------

     Total Costs and Expenses                 1,738,000     1,820,000      5,251,000     5,183,000
                                            -----------   -----------    -----------   -----------

     Income (Loss) Before Income Taxes           35,000      (355,000)       304,000      (421,000)
                                            -----------   -----------    -----------   -----------

     Income Tax Expense                           3,000            --         27,000            --
                                            -----------   -----------    -----------   -----------

     Net Income (Loss)                      $    32,000   $  (355,000)   $   277,000   $  (421,000)
                                            ===========   ===========    ===========   ===========

Basic Earnings Per Share                    $      0.00   $     (0.02)   $      0.02   $     (0.03)
                                            ===========   ===========    ===========   ===========

Diluted Earnings Per Share                  $      0.00   $     (0.02)   $      0.02   $     (0.03)
                                            ===========   ===========    ===========   ===========